UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

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STIFEL FINANCIAL CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STIFEL FINANCIAL CORP.
One Financial Plaza
501 North Broadway
St. Louis, Missouri 63102-2102
(314) 342-2000

SUPPLEMENT TO PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 6, 2012

EXPLANATORY NOTE

On April 20, 2012, we first mailed a Notice of Internet Availability of Proxy Materials to our stockholders as of the close of business on April 11, 2012 (the "Notice").  This proxy statement supplement (the "Proxy Supplement") updates the proxy statement filed by Stifel Financial Corp. ("Stifel," the "Company," "we," or "us") with the Securities and Exchange Commission on April 20, 2012 (the "Proxy Statement").  After the filing and mailing of the Proxy Statement and the Notice, the Company's Board of Directors (the "Board") determined to change its recommendation with respect to Proposal IV, a stockholder proposal recommending that the Board initiate the appropriate process to amend the Company's articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of stockholders, with a plurality vote standard retained for contested director elections (the "stockholder proposal" or "Proposal IV").

Except as amended or supplemented by the information contained in this Proxy Supplement, the Proxy Statement continues to apply and should be considered (along with this Proxy Supplement) in casting your vote in connection with the Annual Meeting.  The April 11, 2012 record date for determining stockholders entitled to vote at the Annual Meeting will not change as a result of the information contained in this Proxy Supplement.

Revised Recommendation on Proposal IV:

The following recommendation of the Board regarding Proposal IV updates and supersedes the Board's recommendation with respect to the stockholder proposal in the Proxy Statement.  The substance of Proposal IV has not changed.

Consistent with the Board's continued commitment to strong corporate governance practices, it will consider the stockholder proposal at its next regularly scheduled Board meeting with the intention of adopting a majority vote standard for the election of directors in an uncontested election.  Accordingly, the Board recommends that you vote "FOR" Proposal IV.

Vote required with respect to the approval of the stockholder proposal, if properly presented.

The affirmative vote of a majority of the votes present at the meeting in person or represented by proxy is required to approve the stockholder proposal.

The Board of Directors recommends that you vote "FOR" the stockholder proposal.

Voting Instructions

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote your shares by proxy to ensure they are represented at the meeting.

If you have not yet submitted a proxy card or voting instructions, please note that, due to the change in the recommendation of the Board, properly executed proxy cards without specific voting instructions will now be voted "FOR" Proposal IV.

You can vote either by proxy, with or without attending the Annual Meeting, or in person at the Annual Meeting. To vote electronically via the Internet, please follow the instructions provided at www.investorvote.com/sf. Alternatively, to vote via telephone, please call (800) 652-VOTE (8683).

If, however, you plan to submit your vote by mail, please note that former versions of the proxy card indicate that uninstructed shares on otherwise properly executed proxy cards will be voted "AGAINST" Proposal IV. In accordance with the revised recommendation of the Board, all properly executed proxy cards without specific voting instructions will now be voted "FOR" Proposal IV, despite any contrary indications on former versions of the proxy card.  If you requested that a proxy card be mailed to you, then you may fill out your proxy card, date and sign it, and return it in the provided postage-paid envelope. We must receive your proxy card no later than June 5, 2012, for your proxy to be valid and for your vote to count.

If you want to vote in person at the Annual Meeting, and you hold your stock through a securities broker or other nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the meeting.

This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

If you have already submitted your vote, this Proxy Supplement does not require that you do so again. If you have previously submitted a proxy card or voting instructions and wish to change your vote, either as a result of the revised recommendation of the Board, or because you had previously submitted a properly executed proxy card without specific instructions, please re-submit your vote by telephone, Internet, or Intranet (solely for employees who participate in the Company's employee benefit plans), or request and return a proxy card with a later date, or send a written notice of re-vocation to our Corporate Secretary at One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102, or e-mail us at investorrelations@stifel.com. If you attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

If you hold exchangeable shares in TWP Acquisition Company (Canada), Inc., a wholly owned subsidiary of the Company, and you wish to direct the trustee to re-cast the votes represented by your exchangeable shares attached to our common stock, you should contact the trustee who must re-cast your vote no later than June 5, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 6, 2012

Our proxy statement and 2011 annual report are available at: www.investorvote.com/sf

Please contact the corporate secretary at 314-342-2000 or email us at investorrelations@stifel.com if you have any questions about accessing these materials.

Thank you for your support of Stifel.

Sincerely,

Ronald J. Kruszewski
Chairman of the Board, President and Chief Executive Officer